EXHIBIT 10.1
Form of Annual Incentive Plan
Dear Vertiv Incentive Plan Eligible Participant,
We are pleased to share the following details regarding the Vertiv Incentive Plan (VIP) for fiscal [____].
The VIP is an annual compensation program designed to recognize individual performance as a contribution to Vertiv’s (or the “Company’s”) overall business performance and shareholder value.
Three criteria determine the award amount at the end of the year: Financial Performance, [Discretionary Allocation, and Individual Performance]1. Below is an overview of each.
•Financial Performance: The plan is designed around a common set of Company financial goals2. The actual performance against these financial metrics defines the base funding for VIP payout.
•[Discretionary Allocation: The plan also ensures we can consider circumstances such as business unit performance, market conditions, and/or extraordinary or unforeseeable events when determining payout funding.]
•[Individual Performance: In keeping with Vertiv’s Pay for Performance philosophy, the Individual Performance multiplier factors into each participant’s contributions the same way as the annual individual performance process.]
Your participation details for any given plan year will be characterized by:
•Effective Date: January 1 (or date of hire)
•Annual Target Opportunity (% of Base Salary): Varies per employee*
•Financial Alignment: Global/Corporate Plan or Regional Plan**
•Actual Payout: Generally speaking, actual payouts can range from 0% to 200%3 of your annual target
*Please contact your HR Business Partner with any questions regarding your specific target amounts.
**[Financial performance metrics may vary each year.]
General Terms:
Timing. Payouts, if any, will be determined and paid in the first quarter of the following year.
Eligibility. You will only be eligible for a VIP payment for the applicable year if you remain an active employee in good standing on the payment date and meet any other administrative requirements determined by the Company. Your participation in the VIP is not a guarantee that you will receive a payment. Eligibility for, or payment of, an incentive under the VIP for any year does not guarantee eligibility to participate or receive incentive payments in future years or create any right to continued employment for any period of time. In order to receive a payout for any given year, you must be eligible for the VIP before November 1 of that year.
Payments. Any VIP payments will be paid in cash unless otherwise determined by the Company and will be subject to all applicable tax and other withholding requirements. Awards will be pro-rated if one or more of the following events occur during the year: (i) employee becomes VIP eligible after January 1, but before November 1; (ii) change in incentive target; or (iii) change in VIP plan/region.
Administration. The Company reserves the right to amend or terminate the VIP at any time. [The Compensation Committee may delegate administration of the VIP with respect to participants who are not executive officers.]

If you have any questions regarding the VIP, please contact your HR Business Partner. In the meantime, we continue to look forward to your contributions towards Vertiv’s future success.
Thank you for all you do!
1 The Compensation Committee may determine that Discretionary Allocation does not apply, and may limit the Individual Performance factor, for executive officers or otherwise.
2 Each year, the Compensation Committee may adopt different performance metrics, including but not limited to those set forth in this letter or any of the following (whether on an absolute or relative basis): net earnings (or loss) or net income (or loss); operating profit (or loss) or operating earnings (or loss); pretax earnings or income (or loss) before income taxes; earnings (or loss) per share (or adjusted); adjusted operating profit (or loss); operating profit as a % of sales; adjusted operating profit as a % of sales; share price, including growth measures and total stockholder return, and appreciation in and/or maintenance of the price of the shares of stock or any publicly traded securities of the Company; earnings (or losses), including earnings or losses before taxes, earnings (or losses) before interest and taxes (EBIT); earnings (or losses) before interest, taxes, and depreciation (EBITDA); bookings, orders, sales, or revenue, or growth in these measures, whether in general, by type of product or product line, by service, or by customer or type of customer; net income (or loss) before or after taxes and before or after allocation of corporate overhead and bonus; gross or operating margins; gross profit; return measures, including return on assets, capital, investment, equity, sales, or revenue; cash flow, including operating cash flow, free cash flow, cash flow return on equity, cash flow return on investment, and cash flow per share; productivity ratios; expense targets or improvement in or attainment of expense levels or cost reductions; market share; financial ratios; working capital targets; cash or equivalents; implementation, completion, or attainment of measurable objectives with respect to research, development, products, or projects, recruiting and maintaining personnel, and strategic or operational objectives; completion of acquisitions of businesses or companies; completion of divestitures and asset sales; and any combination of any of the foregoing business criteria and/or on a per share basis.
3 The maximum payout may be adjusted each year by the Compensation Committee. Further, the VIP may incorporate an Individual Performance Factor, which may result in an individual payout above or below the participant’s annual target.